Exhibit 99.1

Echo Global Logistics Announces Three Executive Promotions

Promotions Include Chief Operating Officer Dave Menzel, Chief Financial Officer Kyle Sauers and Chief Commercial Officer Evan Schumacher

CHICAGO, October 7, 2013 — Echo Global Logistics, Inc. (Nasdaq: ECHO), a leading provider of technology-enabled transportation and supply chain management services, announced today three internal executive promotions.

Dave Menzel is being promoted from Chief Financial Officer to Chief Operating Officer, allowing him to devote his full attention to generating increased productivity and continued process improvement at Echo. He has been with Echo since 2008.

Kyle Sauers, Senior Vice President Finance & Controller for Echo since 2011, has been promoted to fill the position of Chief Financial Officer.

Evan Schumacher, Senior Vice President Truckload National Accounts, was named to the position of Chief Commercial Officer. Mr. Schumacher will be responsible for driving continued revenue growth and synergies across all Echo sales channels.  Mr. Schumacher joined Echo Global Logistics earlier in 2013 after the acquisition of truckload brokerage firm Open Mile, where he was Founder and CEO.

“I continue to be excited about our growth opportunities and I am very pleased to have our new senior management team in place to help lead our organization,” said Douglas R. Waggoner, Chief Executive Officer of Echo Global Logistics.

All management changes are effective immediately.

About Echo Global Logistics

Echo Global Logistics, based in Chicago, is a leading provider of technology-enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo maintains a web-based technology platform that compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ shipping and freight management needs. Echo procures transportation and provides logistics services for clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Source: Echo Global Logistics, Inc.

Investor Relations:

Suzanne Karpick, Echo Global Logistics, Inc.

(312) 784-7414

Media Relations:

Hanni Itah, SSPR

(847) 415 - 9324

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